       1  EX-10.2


================================================================


                       Riddell Sports Inc.




                            $7,500,000




     4.10% Convertible Subordinated Note due November 1, 2004






                              ______

                     NOTE PURCHASE AGREEMENT
                              ______





                      Dated October 30, 1996
       2   EX-10.2


1.   AUTHORIZATION OF NOTE  . . . . . . . . . . . . . . . . .   1

2.   SALE AND PURCHASE OF NOTE  . . . . . . . . . . . . . . .   1

3.   CLOSING  . . . . . . . . . . . . . . . . . . . . . . . .   1

4.   CONDITIONS TO CLOSING AND FUNDING  . . . . . . . . . . .   2
     4.1.  Representations and Warranties . . . . . . . . . .   2
     4.2.  Performance; No Default  . . . . . . . . . . . . .   2
     4.3.  Compliance Certificates  . . . . . . . . . . . . .   2
     4.4.  Opinions of Counsel  . . . . . . . . . . . . . . .   3
     4.5.  Changes in Corporate Structure . . . . . . . . . .   3
     4.6.  Proceedings and Documents  . . . . . . . . . . . .   3
     4.7.  Purchase Permitted By Applicable Law, etc. . . . .   3
     4.8.  Extension of Bank Loan . . . . . . . . . . . . . .   4
     4.9.  Registration Rights Agreement  . . . . . . . . . .   4
     4.10.  Subordinated Guaranty . . . . . . . . . . . . . .   4
     4.11.  Opinion of Counsel at Funding . . . . . . . . . .   4

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . .   4
     5.1.  Organization; Power and Authority  . . . . . . . .   4
     5.2.  Authorization, etc.  . . . . . . . . . . . . . . .   5
     5.3.  Disclosure . . . . . . . . . . . . . . . . . . . .   5
     5.4. Organization and Ownership of Shares of Subsidiar-
          ies; Affiliates . . . . . . . . . . . . . . . . . .   6
     5.5.  Financial Statements . . . . . . . . . . . . . . .   7
     5.6.  Compliance with Laws, Other Instruments, etc . . .   7
     5.7.  Governmental Authorizations, etc.  . . . . . . . .   8
     5.8.  Litigation; Observance of Agreements, Statutes
          and Orders  . . . . . . . . . . . . . . . . . . . .   8
     5.9.  Taxes  . . . . . . . . . . . . . . . . . . . . . .   8
     5.10.  Title to Property; Leases . . . . . . . . . . . .   9
     5.11.  Licenses, Permits, etc. . . . . . . . . . . . . .   9
     5.12.  Compliance with ERISA . . . . . . . . . . . . . .   9
     5.13.  Private Offering by the Company . . . . . . . . .   9
     5.14.  Margin Regulations  . . . . . . . . . . . . . . .  10
     5.15.  Existing Indebtedness; Liens  . . . . . . . . . .  10
     5.16.  Foreign Assets Control Regulations, etc . . . . .  10
     5.17.  Status under Certain Statutes . . . . . . . . . .  10
     5.18.  Environmental Matters . . . . . . . . . . . . . .  11
     5.19.  Capitalization  . . . . . . . . . . . . . . . . .  11
     5.20.  Brokers and other Commissions . . . . . . . . . .  12
     5.21.  Material Contracts  . . . . . . . . . . . . . . .  12
     5.22.  Patents, Trademarks etc.  . . . . . . . . . . . .  12
     5.23.  Absence of Dividends  . . . . . . . . . . . . . .  12

6.   REPRESENTATIONS OF THE PURCHASER . . . . . . . . . . . .  13
     6.1.  Purchase for Investment  . . . . . . . . . . . . .  13
     6.2.  Source of Funds  . . . . . . . . . . . . . . . . .  13

7.   INFORMATION AS TO THE COMPANY  . . . . . . . . . . . . .  14

       3   EX-10.2
      Section                                              Page


     7.1.  Financial and Business Information . . . . . . . .  14
     7.2.  Officer's Certificate  . . . . . . . . . . . . . .  16
     7.3.  Inspection . . . . . . . . . . . . . . . . . . . .  16

8.   PREPAYMENT OF THE NOTES  . . . . . . . . . . . . . . . .  17
     8.1.  Sinking Funds  . . . . . . . . . . . . . . . . . .  17
     8.2.  Optional Prepayments . . . . . . . . . . . . . . .  17
     8.3.  Allocation of Partial Prepayments  . . . . . . . .  18
     8.4.  Maturity; Surrender, etc . . . . . . . . . . . . .  18
     8.5.      Repurchase of Note at Option of the Holder
               Upon Change of Control . . . . . . . . . . . .  18
     8.6.  Notices; Method of Exercising Repurchase Right,
          Etc . . . . . . . . . . . . . . . . . . . . . . . .  18

9.   AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . .  20
     9.1.  Compliance with Law  . . . . . . . . . . . . . . .  20
     9.2.  Insurance  . . . . . . . . . . . . . . . . . . . .  21
     9.3.  Maintenance of Properties  . . . . . . . . . . . .  21
     9.4.  Payment of Taxes and Claims  . . . . . . . . . . .  21
     9.5.  Corporate Existence, etc . . . . . . . . . . . . .  22
     9.6.  Use of Proceeds  . . . . . . . . . . . . . . . . .  22
     9.7.  Guaranty by New Subsidiaries . . . . . . . . . . .  22

10.  NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . .  22
     10.1.  Transactions with Affiliates  . . . . . . . . . .  22
     10.2.  Merger; Purchase of Assets; Acquisitions; Etc.  .  24
     10.3.  Anti-Layering . . . . . . . . . . . . . . . . . .  25
     10.4.  Limitations on Grants of Options. . . . . . . . .  25

11.  EVENTS OF DEFAULT  . . . . . . . . . . . . . . . . . . .  26

12.  REMEDIES ON DEFAULT, ETC . . . . . . . . . . . . . . . .  28
     12.1.  Acceleration  . . . . . . . . . . . . . . . . . .  28
     12.2.  Other Remedies  . . . . . . . . . . . . . . . . .  28
     12.3.  No Waivers or Election of Remedies, Expenses,
          etc . . . . . . . . . . . . . . . . . . . . . . . .  29

13.  SUBORDINATION  . . . . . . . . . . . . . . . . . . . . .  29
     13.1.  Note Subordinated to Senior Indebtedness  . . . .  29
     13.2.  No Payment on the Note in Certain Circumstances .  29
     13.3.     Note Subordinated to Prior Payment of All Se-
               nior Indebtedness on Acceleration of
               Principal of the Note or on Dissolution,
               Liquidation or Reorganization  . . . . . . . .  31
     13.4.     Noteholders to Be Subrogated to Rights of
               Holders of Senior Indebtedness . . . . . . . .  32
     13.5.  Obligations of the Company Unconditional  . . . .  33

       4   EX-10.2
         Section                                              Page
     13.6. Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior
               Indebtedness . . . . . . . . . . . . . . . . .  33
     13.7.  Section 13 Not to Prevent Events of Default . . .  34

14.  CONVERSION OF NOTES  . . . . . . . . . . . . . . . . . .  34
     14.1.  Right of Conversion; Conversion Price . . . . . .  34
     14.2.  Issuance of Shares on Conversion  . . . . . . . .  34
     14.3.  No Adjustment for Interest or Dividends . . . . .  35
     14.4.  Adjustment of Conversion Price  . . . . . . . . .  35
     14.5.  Notice of Adjustment of Conversion Price  . . . .  38
     14.6.  Notice of Certain Corporation Action  . . . . . .  39
     14.7.  Taxes on Conversions  . . . . . . . . . . . . . .  40
     14.8.  Fractional Shares . . . . . . . . . . . . . . . .  40
     14.9.     Provisions in Case of Consolidation, Merger
               or Sale of Assets  . . . . . . . . . . . . . .  40
     14.10.  Covenant to Reserve Shares . . . . . . . . . . .  41

15.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE
     AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . .  41

16.  AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . .  42
     16.1.  Requirements  . . . . . . . . . . . . . . . . . .  42
     16.2.  Binding Effect, etc . . . . . . . . . . . . . . .  42

17.  NOTICES  . . . . . . . . . . . . . . . . . . . . . . . .  42

18.  REPRODUCTION OF DOCUMENTS  . . . . . . . . . . . . . . .  43

19.  CONFIDENTIAL INFORMATION . . . . . . . . . . . . . . . .  43

20.  MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  44
     20.1.  Successors and Assigns  . . . . . . . . . . . . .  44
     20.2.  Payments Due on Non-Business Days . . . . . . . .  44
     20.3.  Severability  . . . . . . . . . . . . . . . . . .  44
     20.4.  Construction  . . . . . . . . . . . . . . . . . .  45
     20.5.  Counterparts  . . . . . . . . . . . . . . . . . .  45
     20.6.  Governing Law . . . . . . . . . . . . . . . . . .  45
     20.7.  Assignments and Restrictions on Transfers.  . . .  45
     20.8.  Lost Note.  . . . . . . . . . . . . . . . . . . .  49
     20.9.  Registration, Transfer and Exchange of the Note.
            . . . . . . . . . . . . . . . . . . . . . . . . .  49
     20.10.  Equitable Relief.  . . . . . . . . . . . . . . .  50
     20.11.  Expenses.    . . . . . . . . . . . . . . . . . .  50

SCHEDULE A     --   DEFINED TERMS

SCHEDULE 5.4   --   Subsidiaries of the Company
                      and Ownership of Subsidiary Stock

       5   EX-10.2



SCHEDULE 5.5   --   Financial Statements

SCHEDULE 5.8   --   Certain Litigation

SCHEDULE 5.15  --   Existing Indebtedness and LIPAS


SCHEDULE 5.19  --   Option, Warrants Etc.

SCHEDULE 5.22  --   Intellectual Property Litigation


EXHIBIT 1      --   Form of 4.10% Senior Note due November 1,
                    2004

EXHIBIT 4.8    --   Letter from NBD

EXHIBIT 4.9    --   Form of Registration Rights Agreement

EXHIBIT 4.10   --   Form of Guaranty

EXHIBIT 4.11   --   Form of Funding Opinion of Lisa Marroni

       6   EX-10.2




                       RIDDELL SPORTS INC.



     4.10% Convertible Subordinated Note due November 1, 2004



                                                 October 30, 1996


Silver Oak Capital, L.L.C.
  c/o Angelo, Gordon & Co.
245 Park Avenue
26th Floor
New York, New York  10167

Ladies and Gentlemen:

          Riddell Sports Inc., a Delaware corporation (the
"Company"), agrees with you as follows:

1.   AUTHORIZATION OF NOTE.

          The Company will authorize the issue and sale of its 4.10% Convertible Subordinated Note due November 1, 2004 in the aggregate principal amount of $7,500,000. The Note shall be in the form set out in Exhibit 1. Certain capitalized terms used in this Agreement are defined in Schedule A; references to a "Sched-ule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.   SALE AND PURCHASE OF NOTE.

          Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company the Note in the principal amount specified above at the purchase price of 100% of the principal amount thereof.

3.   CLOSING.

          The execution and delivery of this Agreement and the delivery of the documents required to be delivered pursuant to Sections 4.3 and 4.4 shall occur at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022, at 10:00 a.m., New York time, at a closing (the "Closing") on October 30, 1996. On the Funding Date at 10:00 a.m., New York time, the Company will deliver to you at the office of the Company the Registration Rights Agreement, the Subordinated Guaranty and the Note, to be purchased by you in the form of a

       7   EX-10.2


single Note dated the Funding Date and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 1399433 at NBD Bank, Detroit, MI, 48226; ABA No. 072 000 326
(with special instructions to notify Joyce Villenueve upon receipt at NBD Private Banking (810) 645-7356). If on the Funding Date the Company shall fail to tender such Note to you as provided above in this Section 3, or any of the conditions specified in Sections 4.8 through 4.11 shall not have been ful-filled to your satisfaction, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.   CONDITIONS TO CLOSING AND FUNDING.

          Your obligation to purchase and pay for the Note to be sold to you on the Funding Date is subject to (i) the fulfillment to your satisfaction, prior to or at the Closing, of the condi-tions set forth in Sections 4.1 through 4.7 and (ii) to the ful-fillment to your satisfaction prior to or on the Funding Date, of the following conditions set forth in Sections 4.8 through 4.11.

4.1.  Representations and Warranties.

          The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing as if remade at that time.

4.2.  Performance; No Default.

          The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing; and prior to and after giving effect to the issue and sale of the Note no Default or Event of Default shall have occurred and be continuing.

4.3.  Compliance Certificates.

          (a) Officer's Certificate. The Company shall have delivered to you an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections
4.1, 4.2 and 4.6 have been fulfilled.

          (b) Secretary's Certificate. The Company and each of the Guarantors shall have delivered to you a certificate certify-ing as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Note, this Agreement and the Registration Rights Agreement

       8   EX-10.2


(with respect to the Company) and the Subordinated Guaranty (with respect to the Guarantors).

4.4.  Opinions of Counsel.

          You shall have received opinions in form and substance satisfactory to you, dated the date of the Closing (a) from Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Company and the Guarantors, (b) from Lisa Marroni, General Counsel of the Company, and (c) from Richard Lester, General Counsel of Riddell, Inc., in each of subclauses (a)-(c) covering such matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to you) and
(d) from Akin, Gump, Strauss, Hauer & Feld, LLP, your special counsel in connection with such transactions, covering such other matters incident to such transactions as you may reasonably request.

4.5.  Changes in Corporate Structure.

          Neither the Company nor any Guarantor shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation or have succeeded to all or any substan-tial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.6.  Proceedings and Documents.

          All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfac-tory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

4.7.  Purchase Permitted By Applicable Law, etc.

          On the date of the Closing your purchase of the Note shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

       9   EX-10.2


4.8.  Extension of Bank Loan

          On or before the Funding Date you shall have received
(i) a copy of a fully executed amendment to the NBD Loan Agree-ment, extending the maturity of the loans made thereunder until at least April 17, 1998, in form and substance reasonably accept-able to Angelo, Gordon & Co. and (ii) a letter from NBD Bank in the form of Exhibit 4.8 hereto.

4.9.  Registration Rights Agreement

          On or before the Funding Date you and the Company shall have entered into a Registration Rights Agreement in the form of
Exhibit 4.9 hereto, duly executed and delivered by the Company.

4.10.  Subordinated Guaranty

          The Guarantors shall have delivered you a Subordinated
Guaranty in the form of Exhibit 4.10 hereto.

4.11.  Opinion of Counsel at Funding

          You shall have received an opinion in form and sub-stance satisfactory to you, dated the Funding Date from Lisa
Marroni, General Counsel of the Company, in the form of Exhibit
4.11 hereto.

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents and warrants to you that:

5.1.  Organization; Power and Authority.

          The Company and each of the Guarantors is a corporation duty organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each juris-diction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so quali-fied or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and each of the Guarantors has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Note, the Registration Rights Agreement (in the case of the Company) and the Subordinated Guaranty (in the case of the Guarantors), and to perform the provisions hereof and thereof.

       10   EX-10.2


5.2.  Authorization, etc.

          (a) This Agreement, the Registration Rights Agreement and the Note have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement consti-tutes, and upon execution and delivery thereof each of the Registration Rights Agreement and the Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforce-ability is considered in a proceeding in equity or at law).

          (b) The Subordinated Guaranty has been duly authorized by all necessary corporate action on the part of each Guarantor, and upon execution and delivery thereof will constitute, a legal, valid and binding obligation of each Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether such enforce-ability is considered in a proceeding in equity or at law).

          (c) The shares of Common Stock issuable on conversion of the Note have been duly authorized and reserved for issuance on conversion of the Note and, when issued on such conversion, will be validly issued, fully paid and non-assessable, and the issuance of such shares is not subject to any preemptive or similar rights.

5.3.  Disclosure.

          No report or other information furnished to you in writing by or on behalf of the Company contains any untrue state-ment of a Material fact or omits to state any Material fact nec-essary to make the statements therein not misleading in light of the circumstances when and under which they were made. Each con-tract, agreement and understanding (including all agreements and understandings with Affiliates of the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or by which any of their respective property is bound which is Material to the business of the Company and its subsid-iaries taken as a whole has been previously filed with the Securities and Exchange Commission in the Company's Forms 10-K, 10-K-A; Schedule 14-A; 10-Q; and 8-K. The Company's current reports on Forms 10-K, 10-Q and 8-K, taken together, do not, as of the date they were written, contain any untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading. Since June 30, 1996,

       11   EX-10.2


there has not been any occurrence that, individually or in the aggregate, would have a Material Adverse Effect, except as has been disclosed in the Company's filings with the Securities and Exchange Commission. No representation is made by the Company as to projections delivered to you in writing in connection with the transactions contemplated hereby other than that the projections, at the time they were prepared, were based on information and calculations the Company believed to be reasonable.

5.4. Organization and Ownership of Shares of Subsidiaries; Affil-iates.

          (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company's Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests out-standing owned by the Company and each other Subsidiary and (ii) such information as to the Company's Affiliates, other than Subsidiaries.

          (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4). Neither the Company nor any Subsidiary is party to any agreement or other obligation that would obligate such Person to issue or sell any shares of capital stock of any Subsidiary to any Person other than the Company or any wholly-owned Subsidiary.

          (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly exist-ing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and propos-es to transact.

          (d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agree-ment, the Company's bank loan documents with NBD Bank, and customary limitations imposed by corporate law statutes) re-stricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the

       12   EX-10.2


Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.  Financial Statements.

          The Company has delivered to the Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said financial statements (in-cluding in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consis-tently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6.  Compliance with Laws, Other Instruments, etc.

          (a) The execution, delivery and performance by the Company of this Agreement, the Registration Rights Agreement and the Note will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any of its Subsid-iaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any such Subsidiary is bound or by which the Company or any such Subsidiary or any of their respective properties may be bound or affected, except (other than with respect to the execu-tion and delivery of this Agreement and the execution, delivery and performance of the Registration Rights Agreement) the bank loan documents with NBD Bank,(ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any such Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any such Subsidiary.

          (b) The execution, delivery and performance by each Guarantor of the Subordinated Guaranty will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its Subsidiaries under, any indenture, mort-gage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instru-ment to which such Guarantor or any such Subsidiary is bound or by which such Guarantor or any such Subsidiary or any of their respective properties may be bound or affected, except the bank loan documents with NBD Bank, (ii) conflict with or result in a

       13   EX-10.2


breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or any such Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor or any such Subsidiary.

5.7.  Governmental Authorizations, etc.

          No consent, approval or authorization of, or registra-tion, filing or declaration with, any Governmental Authority is required by the Company in connection with the execution, deliv-ery or performance by the Company of this Agreement, the Regis-tration Rights Agreement or the Note.

5.8.  Litigation; Observance of Agreements, Statutes and Orders.

          (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggre-gate, could reasonably be expected to have a Material Adverse Effect.

          (b) Neither the Company nor any of its Subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Author-ity or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individu-ally or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.  Taxes.

          The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such re-turns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments
(i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate pro-ceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accor-dance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Materi-

       14   EX-10.2


al Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.

5.10.  Title to Property; Leases.

          The Company and its Subsidiaries have good and suffi-cient title to their respective properties that individually or in the aggregate are Material, including all such properties re-flected in the most recent audited balance sheet referred to in
Section 5.5 or purported to have been acquired by the Company or any such Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Liens that do not interfere with the intended use of the Property by the Company and that would not, individually or in the aggregate, have a Material Adverse Effect. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects and the Company has not received any notice of default or infringement of any such lease.

5.11.  Licenses, Permits, etc.

          The Company and its Subsidiaries own or possess all li-censes, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

5.12.  Compliance with ERISA.

          The Company, its ERISA Affiliates and their respective Plans are in compliance in all material respects with those pro-visions of ERISA and of the Code which are applicable with re-spect to any Plan. No Prohibited Transaction and no Reportable Event has occurred with respect to any such Plan. None of the Company or any of its ERISA Affiliates is a contributing employer with respect to any Multiemployer Plan. The Company and each of its ERISA Affiliates have met the minimum funding requirements under ERISA and the Code with respect to each of their respective Plans, if any, and have not incurred any liability to the PBGC or any Plan. There is no Material unrecorded unfunded benefit lia-bility, determined in accordance with Section 4001(a)(18) of ERISA, with respect to any Plan of the Company or its ERISA Affiliates.

5.13.  Private Offering by the Company.

          Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Note to the registration requirements of Section 5 of the Securities Act.

       15   EX-10.2


5.14.  Margin Regulations.

          No part of the proceeds from the sale of the Note hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR
224) or to involve any broker or dealer in a violation of Regula-tion T of said Board (12 CFR 220). As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation G.

5.15.  Existing Indebtedness; Liens.

          (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date of the Clos-ing, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsid-iaries. Neither the Company nor any of its Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          (b) Neither the Company nor any Subsidiary has agreed or consented to any of its property, whether now owned or hereaf-ter acquired, to be subject to a Lien other than Permitted Liens.

5.16.  Foreign Assets Control Regulations, etc.

          Neither the sale of the Note by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.17.  Status under Certain Statutes.

          Neither the Company nor any of its Subsidiaries is sub-ject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

       16   EX-10.2


5.18.  Environmental Matters.

          (a) Neither the Company nor any of its Subsidiaries has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environ-mental Laws, except, in each case, such as could not reason-ably be expected to result in a Material Adverse Effect.

          (b) Neither the Company nor any of its Subsidiaries has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use (collectively, the "Property"), except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

          (c) the Company does not have any knowledge that any other Person has ever received any notice, claim or alle-gation of any violation, and the Company is not aware of any existing violation, of Environmental Laws at or about any Property, and the Company does not have any knowledge of any actions commenced or threatened by any party for or related to or arising out of non-compliance with Environmental Laws which apply to any Property, activities at any Property or Hazardous Materials at, from or affecting any Property; and

          (d) none of the Property appears on the National Priority List (as defined under federal law) or any state listing which identifies sites for remedial clean-up or investigatory actions. None of the Property has been con-taminated with substances which give rise to a clean-up obligation under any Environmental Law or common law.

5.19.  Capitalization.

          The authorized and outstanding capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.01 par value, of which 8,067,985 shares are outstanding on the date hereof and 5,000,000 shares of preferred stock, none of which is outstanding on the date hereof. Except as set forth on Schedule 5.19 and except for the Company's obliga-tion to make an annual grant of an option to acquire 7,500 shares of the Company's Common Stock to each member of its Board of Directors who is not the Chief Executive Officer and an initial grant of an option to acquire 15,000 shares of the Company's Common Stock to each person (other than

       17   EX-10.2


     current members of the Board of Directors) upon becoming a member of the Board of Directors, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, agreements or arrange-ments of any character or nature whatsoever under which the Company is or may become obligated to issue, assign or transfer any shares of the capital stock of the Company.

5.20.  Brokers and other Commissions

          Other than usual and customary fees of Berenson, Minella, the Company has no agreement or understanding with any finder, broker or other person requiring the payment of any fee as a result of the sale of the Note.

5.21.  Material Contracts

          The Company has not received any notice of default under, nor does it have any knowledge of any threatened termination of, any Material contract, of the Company or any of its Subsidiaries, and to the best of the Company's knowl-edge, the Company and its Subsidiaries are in compliance with their respective Material contracts, other than such failures in compliance that would not have a Material Ad-verse Effect.

5.22.  Patents, Trademarks etc.

          Subject to the claims set forth in the actions de-scribed in Schedule 5.22, the Company and its Subsidiaries own or have rights to use all copyrights, service marks, service names, trademarks, trade names, patents, trade secrets and other proprietary rights that are Material to the Company and its Subsidiaries taken as a whole and used in the respective business and operations of the Company and/or its Subsidiaries. The Company knows of no infringe-ment upon, and has no knowledge that it is infringing upon, any copyrights, service marks, service names, trademarks, trade names, patents, trade secrets and other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending or to the knowl-edge of the Company, threatened, with respect thereto.

5.23.  Absence of Dividends

          Since June 30, 1996, the Company has not made any divi-dend, redemption, repurchase or other distribution in re-spect of its Common Stock.

       18   EX-10.2


6.   REPRESENTATIONS OF THE PURCHASER.

6.1.  Purchase for Investment.

          You represent that you are purchasing the Note for your own account and not with a view to the distribution thereof, PROVIDED that the disposition of your or their property shall at all times be within your or their control. You understand that the Note has not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Note.

6.2.  Source of Funds.

          You represent that at least one of the following state-ments is an accurate representation as to each source of funds (a
"Source") to be used by you to pay the purchase price of the Note to be purchased by you hereunder:

          (a) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and the identity of such QPAM has been disclosed to the Company in writing pursuant to this paragraph (a); or

          (b)  the Source is a governmental plan; or

          (c) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (c); or

          (d) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

       19   EX-10.2


As used in this Section 6.2, the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in
Section 3 of ERISA.

7.   INFORMATION AS TO THE COMPANY.

7.1.  Financial and Business Information.

          The Company shall deliver to you:

          (a) Quarterly Statements -- within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

               (i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and

               (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly present-ing, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commis-sion shall be deemed to satisfy the requirements of this
     Section 7.1 (a);

          (b) Annual Statements -- within 90 days after the end of each fiscal year of the Company, duplicate copies of,

               (i) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

               (ii) consolidated statements of income, changes in shareholders' equity and cash flows of the Company and its Subsidiaries, for such year,

     setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail,

       20   EX-10.2


     prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all mate-rial respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with gener-ally accepted auditing standards, and that such audit pro-vides a reasonable basis for such opinion in the circum-stances, and provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commis-sion, shall be deemed to satisfy the requirements of this
     Section 7.1(b);

          (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial state-ment, report, notice or proxy statement sent by the Company or any Subsidiary sent or made available to public securi-ties holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission and of all press releases and other statements made avail-able generally by the Company or any such Subsidiary to the public concerning developments that are Material;

          (d) ERISA Matters -- promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

               (i) with respect to any Plan, any reportable event, as defined in section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

               (ii) the taking by the PBGC of steps to insti-tute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer

       21   EX-10.2


          Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

               (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursu-ant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken to-gether with any other such liabilities or Liens then existing, could reasonably be expected to have a Mate-rial Adverse Effect;

          (e) Notices from Governmental Authority -- promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Fed-eral or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could rea-sonably be expected to have a Material Adverse Effect; and

          (f) Requested Information -- with reasonable prompt-ness, such other data and information relating to the busi-ness, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obli-gations hereunder and under the Note as from time to time may be reasonably requested by you.

7.2.  Officer's Certificate.

          Each set of financial statements delivered to you pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and condi-tions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists specifying the nature and period of existence thereof.

       22   EX-10.2



7.3.  Inspection.

          The Company shall permit your representatives:

          (a) No Default -- if no Default or Event of Default then exists, upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unrea-sonably withheld) to visit the other offices and properties of the Company and each of its Subsidiaries, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b) Default -- if a Default or Event of Default then exists, to visit and inspect any of the offices or proper-ties of the Company or any such Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accoun-tants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be reasonably requested.

8.   PREPAYMENT OF THE NOTES.

8.1.  Sinking Funds.

          On November 1, 2002 the Company will prepay 25% of the then outstanding principal amount of the Note, at par, and on November 1, 2003 the Company will prepay 33.33% of the then out-standing principal amount of the Note, at par, and on November 1, 2004, the Company will repay the remaining amount as shall then be outstanding of the Note at par.

8.2.  Optional Prepayments.

          The Company may, at its option, upon notice as provided below, prepay on any Interest Payment Date occurring after November 1, 2000 all, or any part of, the Note, at the following percentage of the principal amount of the Note so prepaid if re-deemed during the 12 month period ending November 1, of the years indicated below:

          2001  102.25%
          2002  101.50%
          2003  100.75%
          2004  100.00%

       23   EX-10.2


The Company will give the holder of the Note written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 180 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Note to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid.

8.3.  Allocation of Partial Prepayments.

          If a portion of the Note has been assigned pursuant to
Section 20.7, then in the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in pro-portion, as nearly as practicable, to the respective unpaid prin-cipal amounts thereof not theretofore called for prepayment.

8.4.  Maturity; Surrender, etc.

          In the case of each prepayment of the Note pursuant to this Section 8, the principal amount of the Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Com-pany shall fail to pay such principal amount when so due and pay-able, interest on such principal amount shall cease to accrue.
If the Note is paid or prepaid in full, it shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of the Note.

8.5.   Repurchase of Note at Option of the Holder Upon Change of
       Control.

          In the event that a Repurchase Event occurs, the regis-tered holders of the Note shall have the right, at such holder's option, subject to the terms and conditions set forth herein, to require the Company to repurchase all or any part of such holder's interest in the Note (provided that the principal amount of such Note at maturity must be $1,000 or an integral multiple thereof) on the date that is no later than 90 calendar days after the date the Company gives notice of such Repurchase Event (the "Repurchase Date"), at a cash purchase price (the "Repurchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to and including the Repur-chase Date.

8.6.  Notices; Method of Exercising Repurchase Right, Etc.

          (a) Within 30 calendar days after the occurrence of a Repurchase Event, the Company shall make an irrevocable uncondi-tional offer (a "Repurchase Offer") to the registered holders of

       24   EX-10.2


the Note to purchase all of the Note pursuant to the offer de-scribed in clause (b) of this Section 8.6 at the Repurchase Price plus accrued and unpaid interest, if any, to the Repurchase Date. Within five Business Days after each date upon which the Company knows of the occurrence of a Repurchase Event requiring the Company to make a Repurchase Offer pursuant to Section 8.5 hereof, the Company shall so notify you.

          (b) Notice of a Repurchase Offer shall be sent, not more than 30 calendar days after the occurrence of the Repurchase Event, by first class mail, by the Company to you and each other registered holder at its registered address. The Company will have no liability to send any such notice to any holder who has not provided the Company with its address. No failure of the Company to give such notice or defect therein shall limit any holder's right to exercise his repurchase right or affect the validity of the proceedings for the repurchase of the Note. The notice, which shall govern the terms of the Repurchase Offer, shall state that:

               (i) the Repurchase Offer is being made pursuant to such notice and Section 8.5 and that the Note, or portion thereof, properly tendered pursuant to the Repurchase Offer prior to the thirtieth calendar day prior to the Repurchase Date (the "Final Repurchase Put Date") will be accepted for payment;

               (ii) the Repurchase Price, the Repurchase Date and the Final Repurchase Put Date;

               (iii)  that the Note, or portion thereof, not
          tendered or accepted for payment will continue to accrue interest, if interest is then accruing;

               (iv) that, unless the Company defaults in paying the Repurchase Price, or payment is otherwise prevent-ed, the Note, or portion thereof, accepted for payment pursuant to the Repurchase Offer shall cease to accrue interest after the Repurchase Date;

               (v) that holders electing to have the Note, or portion thereof, purchased pursuant to a Repurchase Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company;

               (vi) that holders will be entitled to withdraw their election if the Company receives, prior to the close of business on the Final Repurchase Put Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder is withdrawing and a

       25   EX-10.2


          statement containing a facsimile signature that such holder is withdrawing his election to have such princi-pal amount of the Note purchased; and

               (vii) that holders whose interest in the Note was purchased only in part will be issued a new Note equal in principal amount to the unpurchased portion of the Note surrendered.

          (c) Any such Repurchase Offer shall comply with all applicable provisions of federal and state laws, including those regulating tender offers, if applicable, and any provisions of this Agreement which conflict with such laws shall be deemed to be superseded by the provisions of such laws. On or before the Repurchase Date, the Company shall (a) accept for payment the Note or portions thereof properly tendered pursuant to the Repurchase Offer prior to the close of business on the Final Repurchase Put Date, (b) remit by wire transfer of immediately available funds to the holders so accepted payment in an amount equal to the Repurchase Price plus accrued and unpaid interest, if any, to the Repurchase Date, and (c) promptly authenticate and mail or deliver to such holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any portion of the Note not so accepted shall be promptly mailed or delivered by the Company to the holder thereof and the principal shall, until paid, bear interest to the extent permitted by applicable law from the Repurchase Date at the rate borne by the Note and the Note shall remain convertible into Common Stock until the principal of the Note shall have been paid or duly provided for.

9.   AFFIRMATIVE COVENANTS.

          The Company covenants that so long as the Note is out-standing:

9.1.  Compliance with Law.

          The Company will and will cause each of its Subsid-iaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, with-out limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmen-tal authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

       26   EX-10.2


9.2.  Insurance.

          The Company will and will cause each of its Subsid-iaries to maintain, with financially sound and reputable insur-ers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are main-tained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.  Maintenance of Properties.

          The Company will and will cause each of its Subsid-iaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any such Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.  Payment of Taxes and Claims.

          The Company will and will cause each of its Subsid-iaries to file all tax returns required to be filed in any juris-diction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, govern-mental charges, or levies imposed on them or any of their proper-ties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have be-come delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any such Subsidiary, provided that neither the Company nor any such Subsidiary need pay any such tax or assess-ment or claims if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

       27   EX-10.2


9.5.  Corporate Existence, etc.

          The Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the corpo-rate existence of each of its Subsidiaries (unless merged into the Company or one of its Subsidiaries) and all rights and fran-chises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate exis-tence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

9.6.  Use of Proceeds.

          The Company shall apply the net proceeds from the sale of the Note to working capital, repayment of Indebtedness (in-cluding repayment of the MLC Note) and general corporate purpos-es. Furthermore, the Company may from time to time enter into discussions with respect to settling the legal proceedings listed on Schedules 5.8 in which the Company and/or its Subsidiaries are parties, and while no assurances are given that any such settle-ment will be attained, the Company may apply the net proceeds to fund all or a portion of any such settlement (net of available insurance). The Company shall not apply the proceeds from the sale of the Note to payment of any dividend, return of capital or other distribution on capital stock of the Company.

9.7.  Guaranty by New Subsidiaries.

          Immediately upon the incorporation (or merger or other acquisition by which any entity becomes a Subsidiary) on or after the Effective Date of each new Subsidiary of the Company or any of its Subsidiaries, the Company shall cause each such new Subsidiary to deliver its subordinated guaranty of the Company's payment obligations under the Note by duly executing and deliv-ering to the Holders a counterpart of the Subordinated Guaranty.


10.  NEGATIVE COVENANTS.

          The Company covenants that so long as the Note is out-standing:

10.1.  Transactions with Affiliates.

          (a) The Company will not and will not permit any of its Subsidiaries to enter into directly or indirectly any Affili-ate Transaction except upon fair and reasonable terms no less fa-vorable to the Company or such Subsidiary than would be obtain-able in a comparable arm's-length transaction with a Person not an Affiliate;

       28   EX-10.2


          (b) Furthermore, only at such times that (x) at least $3,750,000 aggregate principal amount of the Note is outstanding and (y) Angelo, Gordon & Co. owns or controls directly or through its ownership of the voting stock of Silver Oak Capital L.L.C. or otherwise at least 50% of the outstanding principal amount of the Note, then:

               (i) the Company will not and will not permit any of its Subsidiaries to enter into directly or indirect-ly any Affiliate Transaction with an aggregate value of more than $100,000 in any twelve month period (subject to the adjustment provided in Section 10.1(c)) unless
          (A) such Affiliate Transaction is approved by the majority of the independent directors (as defined in Regulation Section 1.162-27(e)(3) promulgated under
          Section 162(m) of the Code (as in effect on the Effec-tive Date)) of the Company's Board of Directors; and
          (B) at least three days before entering into any such Affiliate Transaction the Company describes such trans-action to Angelo, Gordon & Co. and indicates whether or not approval of the independent directors was obtained; and

               (ii) if the Company or any of its Subsidiaries proposes to enter into directly or indirectly any Affiliate Transaction with an aggregate value of more than $250,000 in any twelve month period (subject to the adjustment provided in Section 10.1(c)), then it shall notify Angelo, Gordon & Co. of the terms of such proposed transaction, and the Company or such Subsid-iary shall not enter into such proposed transaction if Angelo, Gordon & Co. objects directly to the Company's Chief Executive Officer, President or Senior Financial Officer within 10 Business Days after such notice is delivered; provided, however, that if Angelo, Gordon and Co. objects within such 10 Business Days, then the Company or such Subsidiary may enter into such Affili-ate Transaction if it supplies Angelo, Gordon & Co. with a copy of a written opinion from an independent investment bank or firm of independent certified public accountants (other than the Company's auditors) that the Affiliate Transaction is on terms that are fair and reasonable and no less favorable to the Company or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Company.

          (c) For purposes of determining the threshold amounts set forth in Sections 10.1(b)(i) and (ii), such amounts shall be increased on each anniversary of the Effective Date by the percentage increase since the prior anniversary of the Effective Date (or, since the Effective Date if the date of adjustment is

       29   EX-10.2


the first such anniversary) in the Consumer Price Index-Urban
Consumer as reprinted by the Bureau of Labor Statistics of the U.S. Department of Labor or superseding index or report whether published by the Department of Labor or otherwise.

          (d) Notwithstanding the foregoing, any loan from an Affiliate to the Company or any of its Subsidiaries will be deemed to have been made on fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtain-able in a comparable arm's-length transaction with a Person not an Affiliate pursuant to Section 10.1(a) if such loan (i) re-quires payments of interest (or interest accrues) at the annual rate of not more than Prime plus 3%, (ii) is pari passu or subor-dinated in right payment to the Note, and (iii) does not involve the issuance of any warrant or other additional consideration from the Company or any Subsidiary.

          (e) Notwithstanding anything to the contrary in Sections 10.1(a) and 10(b), the Company may enter into any Affiliate Transaction with a Subsidiary that is not a wholly-owned Subsidiary so long as such transaction is in the ordinary course of the Company's business (such as an intercompany loan or payroll funding) and upon usual and customary terms for such transactions.

10.2.  Merger; Purchase of Assets; Acquisitions; Etc.

          The Company will not (i) merge or consolidate or amal-gamate with any other Person or convey, transfer or lease sub-stantially all of its properties or assets as an entirety in a single transaction or series of transactions to any Person unless
(X) either (1) the Company shall be the continuing Person, or (2) the Person formed by such consolidation or into which the Company is merged or to which all or substantially all of the properties and assets of the Company are transferred as an entirety (the Company or such other Person being hereinafter referred to as the "Surviving Person") shall be a corporation or partnership orga-nized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and, if the Company is a party to such consolidation, merger or transfer, the Surviving Person shall assume all of the obligations of the Company under this Agreement and the Note; (Y) immediately after giving effect to such transaction, no Default or Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continu-ing; and (Z) the Company has delivered to you an Officer's Certificate stating that such consolidation, merger, transfer, conveyance or other disposition complies with this Section 10.2 and that all conditions precedent herein provided relating to such transaction have been satisfied; provided, however, that the Company or its Subsidiaries may merge with and among each other so long as one of the Company or such Subsidiaries is the survi-

       30   EX-10.2


vor of the merger and no other third party is a party to such merger or consolidation.

10.3.  Anti-Layering.

          Company will not, directly or indirectly, incur or suffer to exist any Indebtedness that is subordinate in right of payment to any Indebtedness of the Company, unless such Indebted-ness is pari passu with or is subordinate in right of payment to the Note.

10.4.  Limitations on Grants of Options.

          The Company will not grant to any Persons (including without limitation any officer or director of the Company) on any date during any Contract Year, Incentive Stock Options to acquire more than the number of shares of Common Stock equal to the difference between the (x) applicable Adjusted Cumulative Quota for the Contract Year in which the grant is proposed to be made reduced by (y) the aggregate number of shares of Common Stock underlying Incentive Stock Options previously granted to any Persons (including without limitation any officer or director of the Company) during the period commencing on the Effective Date and through such proposed date of grant.

          "Contract Year" shall mean the period commencing on the Effective Date and ending on the first anniversary thereof and each succeeding twelve month period thereafter.

          "Incentive Stock Options" shall mean options (whether or not such options constitute incentive stock options (as defined under Sections 421 and 422 of the Code)) to acquire Common Stock granted by the Company or any of its Subsidiaries pursuant to the terms of the Company's Incentive Stock Option Plans.

          "Cumulative Quota" shall mean with respect to each Con-tract Year, the number of shares of Common Stock set forth below:

          First Contract Year      250,000
          Second Contract Year     500,000
          Third Contract Year      750,000
          Fourth Contract Year     1,000,000
          Fifth Contract Year      1,250,000
          Sixth Contract Year      1,500,000
          Seven Contract Year      2,000,000
          Eighth Contract Year     2,500,000

          "Adjusted Cumulative Quota" for any Contract Year shall be the number of shares of Common Stock constituting the applica-ble Cumulative Quota for such year increased (or, in the case of a reverse stock split, reduced) upon the occurrence of each event

       31   EX-10.2


described in Section 14.4(a) or (c) by the percentage that the total number of outstanding shares of Common Stock will be proportionately increased (or, in the case of reverse stock split, reduced) as a result of such event; it being understood that such adjustment shall be effective and determined on the same date(s) that the Conversion Price would be adjusted pursuant to such Sections.

11.  EVENTS OF DEFAULT.

          An "Event of Default" shall exist if any of the follow-ing conditions or events shall occur and be continuing:

          (a) the Company fails to pay any principal of the Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Company defaults in the payment of any inter-est on any Note for more than five (5) Business Days after written notification thereof from you to the Company when the same becomes due and payable; or

          (c) the Company defaults in the performance of or com-pliance with any term contained in Section 10.2 or fails to comply with its obligations to issue shares of Common Stock on conversion of the Note; or

          (d) the Company defaults in the performance of or com-pliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section
     11) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from you (any such written notice to be identified as a "notice of default" and to refer specifically to this paragraph (d) of Section 11); or

          (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any Material respect on the date as of which made; or

          (f) (i) the Company or any of its Subsidiaries is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $3,000,000 be-yond any period of grace provided with respect thereto and notice from the lender, or (ii) the Company or any Subsid-

       32   EX-10.2


     iary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $3,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has been declared due and payable before its stated maturity or before its regu-larly scheduled dates of payment; or

          (g) the Company or any of its Subsidiaries (i) admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganiza-tion or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insol-vency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (y) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the pur-pose of any of the foregoing; or

          (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Subsidiaries, a custodian, receiv-er, trustee or other officer with similar powers with re-spect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or order-ing the dissolution, winding-up or liquidation of the Compa-ny or any of its Subsidiaries, or any such petition shall be filed against the Company or any of its Subsidiaries and such petition shall not be dismissed within 60 days; or

          (i) a final judgment or judgments for the payment of money aggregating $3,000,000 in excess of any insurance and reserves for such judgment are rendered against one or more of the Company and its Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

          (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed

       33   EX-10.2


     with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed $500,000,
     (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any Material liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsid-iary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events de-scribed in clauses (i) through (vi) above, either individ-ually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

As used in Section 11 (j), the terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective mean-ings assigned to such terms in Section 3 of ERISA.

12.  REMEDIES ON DEFAULT, ETC.

12.1.  Acceleration.

          If an Event of Default has occurred and is continuing, the Majority Lenders may, by written notice to the Company, de-clare the Note to be immediately due and payable.

          Upon becoming due and payable under this Section 12.1, the Note will forthwith mature and the entire unpaid principal amount of such Note, plus all accrued and unpaid interest thereon shall all be immediately due and payable, in each and every case without demand, protest or further notice, all of which are hereby waived.

12.2.  Other Remedies.

          If any Default or Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 12.1, you may proceed to protect and enforce your rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in the Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

       34   EX-10.2


12.3.  No Waivers or Election of Remedies, Expenses, etc.

          No course of dealing and no delay on your part in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice your rights, powers or remedies. No right, power or remedy conferred by this Agreement or by the Note upon you shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter avail-able at law, in equity, by statute or otherwise. Without limit-ing the obligations of the Company under Section 15, the Company will pay to you on demand such further amount as shall be suffi-cient to cover the reasonable costs and expenses of you incurred in any enforcement or collection under this Section 12, includ-ing, without limitation, reasonable fees, expenses and disburse-ments of one counsel representing you (and all other holders of the Note).

13.  SUBORDINATION

13.1.  Note Subordinated to Senior Indebtedness.

          The Company, for itself and its successors, and you agree that (a) the payment of the principal of, premium, if any, and interest on the Note and (b) any payment on account of the acquisition or redemption of the Note by the Company or any of its Subsidiaries including, without limitation, pursuant to Sec-tion 8 hereof, is subordinated, to the extent and in the manner provided in this Section 13, to the prior payment in full of all Senior Indebtedness of the Company and its Subsidiaries and that these subordination provisions are for the benefit of the holders of Senior Indebtedness.

          This Section 13 shall constitute a continuing offer to all Persons who, in reliance upon such provisions, become holders of, or continue to hold, Senior Indebtedness, and such provisions are made for the benefit of the holders of Senior Indebtedness, and such holders are made obligees hereunder and any one or more of them may enforce such provisions.

13.2.  No Payment on the Note in Certain Circumstances.

          (a) No payment shall be made by the Company or any Subsidiary on account of principal of, premium, if any, or inter-est on the Note or on account of the redemption, repurchase, acceleration or other acquisition of the Note (other than in the form of Common Stock or other capital stock of the Company), or on account of the Subordinated Guaranty if there shall have oc-curred and be continuing a default in the payment of all or any portion of the obligations on any Senior Indebtedness (a "Senior Payment Default") until such Senior Payment Default shall have been cured or waived or shall have ceased to exist.

       35   EX-10.2


          (b) During the continuance of any non-payment default or event of default with respect to Senior Indebtedness pursuant to which the maturity thereof may be accelerated, and upon re-ceipt by you of notice thereof from the holders of more than a majority of the aggregate principal amount of Senior Indebtedness then outstanding (a "Senior Non-Payment Default"), then, unless and until (i) such default or event of default shall have been cured or waived or have ceased to exist, or (ii) a Default under either Section 11(g) or Section 11(h) hereof involving the Company or any Subsidiary of the Company shall have occurred and be continuing, or (iii) such Senior Indebtedness shall have been paid in full (each of clause (i), (ii) and (iii) being a "Block-age Termination Event"), no payment or distribution (other than in the form of Common Stock or other capital stock of the Compa-
ny) will be made by or on behalf of the Company or any Subsidiary of the Company on account of or with respect to the Note during a period (a "Blockage Period") commencing on the date of receipt of such notice and ending 179 days thereafter.

          (c)  Notwithstanding anything herein to the contrary,
(i) in no event will a Blockage Period extend beyond the 179 days from the date the payment on the Note was due and (ii) there must be 180 days in any 365 day period during which no Blockage Period is in effect. Not more than one Blockage Period may be commenced with respect to the Note during any period of 365 consecutive days. No default or event of default that existed or was continuing on the date of commencement of any Blockage Period with respect to the Senior Indebtedness initiating such Blockage Period may be, or be made, the basis for the commencement of any other Blockage Period by the holders of such Senior Indebtedness, whether or not within a period of 365 consecutive days, unless such default or event of default has been cured or waived for a period of not less than 90 consecutive days.

          (d) In furtherance of the provisions of Section 13.1 hereof, in the event that, notwithstanding the foregoing provi-sions of this Section 13.2, any payment or distribution of assets on account of principal of, premium, if any, or interest on the Note shall be made by the Company or any Subsidiary of the Company and received by you at a time when such payment or distribution was prohibited by the provisions of this Section 13.2, then, unless such payment or distribution is no longer prohibited by this Section 13.2, such payment or distribution (subject to the provisions of Sections 13.6 and 13.7 hereof) shall be received and held in trust by you for the benefit of the holders of Senior Indebtedness, and shall be paid or delivered by you, to the holders of Senior Indebtedness remaining unpaid and unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts on account of the Senior Indebtedness held or represented by each,

       36   EX-10.2


to the extent necessary to enable payment in full (except as such payment otherwise shall have been provided for), of all Senior Indebtedness remaining unpaid, after giving effect to all concur-rent payments and distributions and all provisions therefor, to or for the holders of such Senior Indebtedness. Your obligations under this Section 13.2(d) shall only be to the extent that any holder of such Senior Indebtedness, as promptly as practical following notice from you to the holders of such Senior Indebted-ness that such prohibited payment has been received by you, and requesting from such holder of Senior Indebtedness a statement of amounts owing such holder, such holder (or a representative thereof) notifies you of the amounts then due and owing on such Senior Indebtedness, if any, held by such holder and only the amounts specified in such notices to you shall be paid hereunder to the holders of such Senior Indebtedness.

          (e) The Company shall give prompt written notice to you of any default or event of default, and any cure or waiver thereof, or any acceleration under any Senior Indebtedness or under any agreement pursuant to which Senior Indebtedness may have been issued.

13.3. Note Subordinated to Prior Payment of All Senior Indebt-edness on Acceleration of Principal of the Note or on Dissolution, Liquidation or Reorganization.

          Upon any acceleration of the principal of the Note or any Senior Indebtedness or any distribution of assets of the Company or any Subsidiary upon any dissolution, winding up, total or partial liquidation or reorganization of the Company or any Subsidiary, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or similar proceeding or upon assignment for the benefit of creditors:

          (a) the holders of all Senior Indebtedness shall first be entitled to receive payments in full of the principal of, premium, if any, and interest on and all other amounts pay-able in respect thereof, before you are entitled to receive any payment on account of the principal of, premium, if any, and interest on the Note;

          (b) any payment or distribution of assets of the Com-pany or any Subsidiary of any kind or character, whether in cash, property or securities, to which you would be entitled except for the provisions of this Section 13, shall be paid by the liquidating trustee or agent or other Person making such a payment or distribution, directly to the holders of Senior Indebtedness or their representative, ratably ac-cording to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid after giving effect to all concurrent payments and

       37   EX-10.2


     distributions to or for the holders of such Senior Indebted-ness; and

          (c) in the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company or any Subsidiary of any kind or character, whether in cash, prop-erty or securities, shall be received by you on account of principal of, premium, if any, or interest on the Note, as the case may be, before all Senior Indebtedness is paid in full, such payment or distribution (subject to the provi-sions of Sections 13.6 and 13.7 hereof) shall be received and held in trust by you for the benefit of the holders of such Senior Indebtedness, or their respective representa-tive, ratably according to the respective amounts of Senior Indebtedness held or represented by each, to the extent necessary to make payment in full of all such Senior Indebt-edness remaining unpaid after giving effect to all concur-rent payments and distributions to or for the holders of such Senior Indebtedness, but only to the extent that as to any holder of such Senior Indebtedness, as promptly as prac-tical following notice from you to the holders of such Senior Indebtedness that such prohibited payment has been received by you and requesting from such holder of Senior Indebtedness a statement of amounts owing such holder, such holder notifies you of the amounts then due and owing on such Senior Indebtedness, if any, held by such holder and only the amounts specified in such notices to you shall be paid hereunder to the holders of such Senior Indebtedness.

          The Company shall give prompt written notice to you of any dissolution, winding up, liquidation or reorganization of the Company or assignment for the benefit of creditors by the Compa-ny.

13.4. Noteholders to Be Subrogated to Rights of Holders of Se-nior Indebtedness.

          Subject to the payment in full of all Senior Indebted-ness, you shall be subrogated to the rights of the holders of such Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until all amounts owing on the Note shall be paid in full, and for the purpose of such subrogation no such payments or distributions to you of such Senior Indebtedness by or on behalf of the Company, or by or on behalf of you by virtue of this Section 13, which otherwise would have been made to you shall, as between the Company and you, be deemed to be payment by the Company, to or on account of such Senior Indebtedness, it being understood that the provisions of this Section 13 are and are intended solely for the purpose of defining the relative rights of you, on the one hand, and the holders of such Senior Indebtedness, on the other hand.

       38   EX-10.2


          If any payment or distribution to which you would otherwise have been entitled but for the provisions of this
Section 13 shall have been applied, pursuant to the provisions of this Section 13 to the payment of amounts payable under Senior Indebtedness, then you shall be entitled to receive from the holders of such Senior Indebtedness any payments or distributions received by such holders of Senior Indebtedness in excess of the amount sufficient to pay all amounts payable under or in respect of such Senior Indebtedness in full.

13.5.  Obligations of the Company Unconditional.

          Nothing contained in this Section 13 or elsewhere in this Agreement or in the Note is intended to or shall impair, as between the Company and you, the obligation of the Company, which is absolute and unconditional, to pay to you the principal of, premium, if any, and interest on the Note as and when the same shall become due and payable in accordance with its terms, or is intended to or shall affect the relative rights of you and credi-tors of the Company other than the holders of the Senior Indebt-edness, nor shall anything herein or in the Note prevent you from exercising all remedies otherwise permitted by applicable law upon default under this Agreement, subject to the rights, if any, under this Section 13, of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy. Notwithstanding anything to the contrary in this Section 13 in this Agreement or in the Note upon any distribution of assets of the Company referred to in this Section 13, you shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding up, liquidation or reorganization pro-ceedings are pending, or a certificate of the liquidating trustee or agent or other Person making any distribution to you for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 13.

13.6. Subordination Rights Not Impaired by Acts or Omissions of the Company or Holders of Senior Indebtedness.

          No right of any present or future holders of any Senior Indebtedness to enforce subordination provisions contained in this Section 13 shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or any Subsidiary or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by the Company with the terms of this Agreement, or by any noncompliance by any Subsidiary with the terms of the Subordinated Guaranty regardless of any knowledge thereof with which any such holder may have or be otherwise charged. The holders of Senior Indebtedness may

       39   EX-10.2


extend, renew, modify or amend the terms of the Senior Indebted-ness or any security therefor and release, sell or exchange such security and otherwise deal freely with the Company and the Subsidiaries all without affecting the liabilities and obliga-tions of the parties to this Agreement, the subordination provi-sions of this Section 13 or the rights of holders of Senior Indebtedness to enforce such provisions.

13.7.  Section 13 Not to Prevent Events of Default.

          The failure to make a payment on account of principal of, premium, if any, or interest on the Note by reason of any provision of this Section 13 shall not be construed as preventing the occurrence of a Default or an Event of Default under Sec-tion 12 hereof or in any way prevent you from exercising any right hereunder other than the right to receive payment on the Note.


14.  CONVERSION OF NOTES

14.1.  Right of Conversion; Conversion Price.

          You shall have the right, at your option, at any time (except that, in the event all or a portion of the Note shall be called for redemption, such right shall terminate at the close of business on the last Business Day prior to the date fixed for such redemption unless the Company shall default in payment due upon redemption thereof), to convert, subject to the terms and provisions of this Section 14, the principal of the Note or any portion thereof which is at least $60,000 principal amount and an integral multiple of 12,000 into shares of Common Stock, at the Conversion Price.

14.2.  Issuance of Shares on Conversion.

          As promptly as practicable after the surrender, as herein provided, of the Note or portion of the Note for conver-sion, the Company shall deliver or cause to be delivered at its said office or agency, to you, certificates representing the number of fully paid and nonassessable shares of Common Stock into which such Note or portion of the Note may be converted in accordance with the provisions of this Section 14. Such conver-sion shall be deemed to have been made as of the close of busi-ness on the date that such Note or portion of the Note shall have been surrendered for conversion with a written notice of conver-sion duly executed, so that your rights under the Note shall cease at such time and, subject to the following provisions of this paragraph, you shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time and such conversion shall be at the Conversion Price in effect at such time; provided, however, that no such surrender on

       40   EX-10.2


any date when the stock transfer books of the Company shall be closed shall be effective to cause your rights under the Note to cease or to constitute you as the record holder of such shares of Common Stock on such date, but such surrender shall be effective to cause your rights under the Note to cease and to constitute you as the record holder thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open; such conversion shall be at the Conversion Price in effect on the date that the Note or portion of the Note being converted shall have been surrendered for conversion, as if the stock transfer books of the Company had not been closed.

          Upon conversion of the Note in part only, the Company shall execute at the expense of the Company, a new Note in prin-cipal amount equal to the unconverted portion of such Note.

14.3.  No Adjustment for Interest or Dividends.

          No payment or adjustment in respect of interest on the Note or dividends on the shares of Common Stock shall be made upon the conversion of the Note; provided, however, that if all or any portion of the Note (other than a portion thereof called for redemption) shall be converted subsequent to any Record Date and on or prior to the next succeeding Interest Payment Date, the interest falling due on such Interest Payment Date shall be pay-able on such Interest Payment Date notwithstanding such conver-sion, and such interest (whether or not punctually paid or duly provided for) shall be paid at the close of business on such Record Date and the Note or portion thereof surrendered for con-version during the period from the close of business on any Record Date to the opening of business on the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date.

14.4.  Adjustment of Conversion Price.

          (a) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Com-pany in shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other dis-tribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this paragraph (a), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company.

       41   EX-10.2


          (b) In case the Company shall issue stock, rights, options or warrants to all holders of its shares of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in paragraph (g) of this Section 14.4) of Common Stock on the date fixed for the determination of stockholders entitled to receive such stock, rights, options or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determina-tion shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the subscription price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall be the number of shares of Common Stock out-standing at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. In the event that all of the shares of Common Stock subject to such rights, options or warrants have not been issued when such rights, options or warrants expire, then the Conversion Price shall promptly be readjusted to the Conversion Price which would then be in effect had the adjustment upon the issuance of such rights, options or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights or warrants. For the purposes of this paragraph (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock. The antidilution provisions of this Section 14 shall not apply to grants of options under the Company's Incentive Stock Plans.

          (c) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares, the Conver-sion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case out-standing shares of Common Stock shall be combined into a smaller number of shares, the Conversion Price in effect at the opening of business on the day following the day upon which such combina-tion becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

       42   EX-10.2


          (d) In case the Company shall, by dividend or other-wise, distribute to all or substantially all holders of shares of Common Stock evidences of indebtedness or assets of the Company (including cash or securities or other property, but excluding any (i) rights, options or warrants referred to in paragraph (b) of this Section 14.4 and (ii) any dividend or distribution referred to in paragraph (a) of this Section 14.4), the Conver-sion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the day fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in para-graph (g) of this Section 14.4) of Common Stock on the date fixed for such determination less the amount or then fair market value as determined by the Board of Directors (whose determination shall be conclusive and described in a Board Resolution filed with the Trustee) of the cash or portion of the assets or evi-dences of indebtedness so distributed allocable to one share of Common Stock and the denominator shall be such current market price per share of Common Stock, such adjustment to become effec-tive immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

          (e) In case the Company shall issue or sell any shares of Common Stock or securities convertible into or exercisable for Common Stock, in any case for a consideration per share of Common Stock less than the current market price at the time of such issuance or sale, the Conversion Price shall be reduced by multiplying the Conversion Price in effect immediately prior to such issuance or sale by a fraction, (A) the numerator of which shall be (i) the number of shares of Common Stock outstanding on a fully diluted basis immediately prior to the transaction plus
(ii) the number of additional shares of Common Stock on a fully diluted basis that would have been issued or sold in the transac-tion had the issuance or sale occurred at the current market price and (B) the denominator of which shall be the number of shares of Common Stock outstanding on a fully diluted basis immediately after such transaction. For purposes of this sub-paragraph (e) of this Section 14.4, the issuance or sale shall be deemed to occur on the earlier of (x) the date on which the Company shall enter into a binding contract for the issuance or sale of such shares of Common Stock or convertible securities and
(y) the date of the actual issuance or sale of such securities. The issuance of Common Stock on conversion or exercise of con-vertible securities outstanding prior to the date hereof shall not give rise to any adjustment of the Conversion Price under this subparagraph (e) of this Section 14.4.

          (f) In case the shares of Common Stock shall be changed into the same or a different number of shares of any

       43   EX-10.2


class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or a stock dividend described in paragraph
(a) or paragraph (c) of this Section 14.4, or a consolidation, merger or sale of assets described in Section 14.10 hereof), then and in each such event you shall have the right thereafter to convert the Note into the kind and amount of shares of stock and other securities and property receivable upon such reorganiza-tion, reclassification or other change, by holders of the number of shares of Common Stock into which the Note might have been converted immediately prior to such reorganization, reclassifica-tion or change.

          (g) For the purpose of any computation under para-graphs (b), (d) and (e) of this Section 14.4, the current market price per share of Common Stock on any date shall be deemed to be the average of the Closing Prices for the 15 consecutive Trading Days selected by the Company commencing not more than 30 and not less than 20 Trading Days before the date in question.

          (h) No adjustment in the Conversion Price shall be re-quired unless such adjustment (plus any adjustments not previous-ly made by reason of this paragraph (h)) would require an in-crease or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this paragraph
(h) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calcula-tions under this paragraph (h) shall be made to the nearest cent.

          (i) The Company may, but shall not be required to, make such reductions in the Conversion Price, in addition to those required by paragraphs (a), (b), (c), (d) and (e) of this
Section 14.4, as the Company's Board of Directors considers to be advisable in order to avoid or diminish any income tax to any holders of shares of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to pur-chase or subscribe for stock or from any event treated as such from income tax purposes or for any other reasons. The Company's Board of Directors shall have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to this
Section 14.4 and its actions in so doing shall be final and con-clusive.

          (j) No adjustment in the Conversion Price need be made for rights to purchase or the sale of the Common Stock pursuant to a Company plan providing for reinvestment of dividends or in-terest; provided, however, that any discount under such plan may not exceed 5% of the current market price of the Common Stock and such plan is registered under the Securities Act.

       44   EX-10.2



14.5.  Notice of Adjustment of Conversion Price.

          Whenever the Conversion Price is adjusted as herein provided the Company shall compute the adjusted Conversion Price in accordance with Section 14.4 and shall prepare an Officer's Certificate setting forth the adjusted Conversion Price and show-ing in reasonable detail the facts upon which such adjustment is based and the computation thereof.

14.6.  Notice of Certain Corporation Action.

          (a)  In case:

          (i) the Company shall authorize the granting to all holders of its shares of Common Stock of rights or warrants en-titling them to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

          (ii) of any reclassification of the shares of Common Stock, or of any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or of the sale or transfer of all or substantially all of the assets of the Company; or

          (iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

          (iv) the Company declares or pays any dividend or distribution to holders of shares of Common Stock; or

          (v) the Company shall take any other corporate action that could give rise to an adjustment in the Conversion Price in accordance with Section 14.4 (so long as the disclosure of such action does not require disclosure of material nonpublic informa-
tion);

then the Company shall deliver to you at least 10 days (or 20 days in any case specified in clause (iii) above) prior to the applicable record date hereinafter specified, a notice stating
(1) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of shares of Common Stock of record to be entitled to such dividend, distribu-tion, rights or warrants is to be determined, or (2) the date on which such reclassification, consolidation, merger, sale, trans-fer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of shares of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up.

       45   EX-10.2


In addition to the foregoing notices, the Company will give notice as soon as practicable that any of the rights of the holders under Section 14.4 has been invoked for any reason not specified in Sections 14.6(a)(i), (ii), (iii) or (iv), which notice will describe the event that triggered such rights. Such notice shall also state whether such transaction will result in any adjustment in the Conversion Price and, if so, shall state what the adjusted Conversion Price will be and when it will be-come effective. Neither the failure to give the notice required by this Section 14.6, nor any defect therein shall affect the sufficiency of the notice or the legality or validity of any such dividend, distribution, right, warrant, reclassification, consol-idation, merger, sale, transfer, liquidation, dissolution or winding-up. Notwithstanding the foregoing, the Company has no obligation to disclose to any holders any material nonpublic information concerning the Company or any of its Subsidiaries.

          (b) In case the Company or any Affiliate of the Com-pany shall propose to engage in a "Rule 13e-3 Transaction" (as defined in Rule 13e-3 under the Securities Exchange Act of 1934, as amended) the Company shall, no later than the date on which any information with respect to such Rule 13e-3 Transaction is first required to be given to you pursuant to such Rule 13e-3, cause to be mailed to you a copy of all information required to be given to you pursuant to such Rule 13e-3. The information re-quired to be given under this paragraph shall be in addition to and not in lieu of any other information required to be given by the Company pursuant to this Section 14.6 or any other provision of this Agreement.

14.7.  Taxes on Conversions.

          The Company will pay any and all stamp or similar taxes that may be payable in respect of the issuance or delivery of shares of Common Stock on conversion of all or any portion of the Note pursuant hereto. The Company shall not, however, be re-quired to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than you to be converted.

14.8.  Fractional Shares.

          No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Note. If any such conversion would otherwise require the issuance of a frac-tional share an amount equal to such fraction multiplied by the current market price per share of Common Stock (determined as provided in paragraph (g) of Section 14.4 hereof) on the day of conversion shall be paid in cash by the Company.

       46   EX-10.2


14.9.   Provisions in Case of Consolidation, Merger or Sale of
        Assets.

          In case of any consolidation of the Company with, or merger of the Company into, any other corporation or trust, or in case of any merger of another corporation or trust into the Com-pany (other than a merger which does not result in any reclas-sification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Company), or in case of any sale, transfer or other disposition of all or substantially all of the assets of the Company, the corporation or trust formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, shall agree that you shall have the right thereafter, during the period the Note shall be con-vertible as specified in Section 14.1 hereof to convert such Note only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock of the Company into which the Note might have been converted immedi-ately prior to such consolidation, merger, sale or transfer, assuming such holder of Common Stock (i) is not a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or trans-fer was made, as the case may be (a "Constituent Person"), or an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securi-ties, cash and other property receivable upon such consolidation, merger, sale or transfer (provided that if the kind or amount of securities, cash and other property receivable upon such consoli-dation, merger, sale or transfer is not the same for each share of Common Stock held immediately prior to such consolidation, merger, sale or transfer by other than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section 14.9 the kind and amount of securi-ties, cash and other property receivable upon such consolidation, merger, sale or transfer by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of non-electing shares).

14.10.  Covenant to Reserve Shares.

          The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized shares of Common Stock, solely for the purpose of issuance upon conversion of the Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of the Note. The Company covenants that all shares of Common Stock which shall be so issuable shall be, when issued in accordance with the Note and this Agreement, duly and validly issued and fully paid and nonassessable.

       47   EX-10.2





15.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREE-
     MENT.

          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Note, the purchase by you of the Note or interest therein and the payment of the Note. Subject to the preceding sentence, this Agreement and the Note embodies the entire agreement and under-standing between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.


16.  AMENDMENT AND WAIVER.

16.1.  Requirements.

          Subject to Section 20.7(d), this Agreement and the Note may be amended, and the observance of any term hereof or of the Note may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Majority Lenders.

16.2.  Binding Effect, etc.

          No course of dealing between the Company and you nor any delay in exercising any rights hereunder or under the Note shall operate as a waiver of any of your rights. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.


17.  NOTICES.

          All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by regis-tered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

          (i)  if to you or your nominee, to you or it at c/o
     Angelo, Gordon & Co. to the attention of David Roberts, or at such other address as you or it shall have specified to the Company in writing,

          (ii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the

       48   EX-10.2


     Chief Financial Officer, or at such other address as the Company shall have specified to you in writing.

Notices under this Section 17 will be deemed given only when actually received.


18.  REPRODUCTION OF DOCUMENTS.

          This Agreement and all documents relating thereto, in-cluding, without limitation, (a) consents, waivers and modifica-tions that may hereafter be executed, (b) documents received by you at the Closing (except the Note), and (c) financial state-ments, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be ad-missible in evidence. This Section 18 shall not prohibit the Company or you from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.


19.  CONFIDENTIAL INFORMATION.

          For the purposes of this Section 19, "Confidential Information" means material, nonpublic information delivered to you by or on behalf of the Company or any Subsidiary in connec-tion with the transactions contemplated by or otherwise pursuant to this Agreement, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section
7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confiden-tial information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, managers, employees, agents, attorneys and affiliates of each of them (to the extent such disclosure reason-ably relates to the administration of the investment represented by your Note), (ii) your officers, directors, employees, manag-

       49   EX-10.2


ers, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 19, (iii) any federal or state regulatory authority having jurisdiction over you, or (iv) any other Person to which such delivery or disclo-sure is determined by your counsel to be necessary (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, but solely to the extent your counsel reasonably determines to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Note and this Agreement. If you or any of your representatives or affiliates are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or govern-mental agency or authority or other process) to disclose any Confidential Information, you will provide the Company with prompt written notice of any such request or requirement (includ-ing the terms of, and circumstances surrounding, such request) so that the Company or any of its Subsidiaries may seek an appropri-ate protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, the party subject to such request will disclose only that portion of the Confidential Information which it is advised by counsel is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information. The obligations provided in this
Section 19 shall survive termination of this Agreement and repay-ment or conversion of the Note.

20.  MISCELLANEOUS.

20.1.  Successors and Assigns.

          All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and permitted assigns whether so expressed or not.

20.2.  Payments Due on Non-Business Days.

          Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal of or interest on the Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest pay-able on such next succeeding Business Day.

20.3.  Severability.

       50   EX-10.2


          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforce-ability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

20.4.  Construction.

          Each covenant contained herein shall be construed (ab-sent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary pro-vision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

20.5.  Counterparts.

          This Agreement may be executed in any number of coun-terparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

20.6.  Governing Law.

          This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the appli-cation of the laws of a jurisdiction other than such State.

20.7.  Assignments and Restrictions on Transfers.

          (a) The Company may not assign any of its rights or obligations hereunder or under the Note without your prior con-sent; provided, however, that the Company may assign any of its rights or obligations hereunder pursuant to a merger or other transaction permitted under Section 10.2 hereof.

          (b)  Except as otherwise permitted by this Section
20.7(b) the Note issued under this Agreement, including each Note issued upon the transfer or exchange of any Note, shall be stamped or otherwise imprinted with a legend in the following form:

     "This Note has not been registered under the Securities
     Act of 1933, as amended (the "Act") or any other appli-

       51   EX-10.2


     cable securities law and may not be transferred in the absence of such registration or an exemption therefrom under the Act and compliance with any other applicable securities laws. This Note may be transferred only in compliance with the conditions specified in the Note Purchase Agreement referred to in this Note, a complete and correct copy of the form of which is available for inspection at the principal office of Riddell Sports Inc., 900 Third Avenue, NY, NY.

          (c)  So long as the following provisions of this
Section 20.7(c) are complied with, you may assign to any trans-feree any of your interest in the Notes, provided, that any such partial assignment shall be in an amount at least equal to $60,000 and an integral multiple of 12,000.

               (i) In connection with any transfer of any Note which is not registered under an effective registration statement under the Securities Act, the holder thereof shall provide the Company with confirmation in a manner reasonably satisfactory to the Company that such transfer does not re-quire registration under the Securities Act or the quali-fication of an indenture under the Trust Indenture Act of 1939, as amended. Such holder shall provide the Company if reasonably requested with an opinion of counsel reasonably satisfactory to the Company and experienced in rendering opinions on matters of United States Federal securities law to the effect of the foregoing and such other written infor-mation and representation as the Company may reasonably request, and each transferee shall have agreed in writing to be bound by all the restrictions on transfer of the Notes contained in this Section 20.7(c).

               (ii) No Note shall be transferred unless, prior to such transfer, the proposed transferee shall confirm in writing to the Company the accuracy as to such proposed transferee of at least one or more of the representations set out in Sections 20.7(c)(iii) or 20.7(c)(iv) and, if such representation requires such proposed transferee to identify to the Company the name of one or more "employee benefit plans" (as such term is defined in subsection 20.7(f), the Company shall be reasonably satisfied that such transfer does not involve a transaction which is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax would be imposed pursuant to Section 4975 of the Code, and the Company shall confirm such satisfaction in writing to such proposed transferee.

               (iii) One or more of the following representa-tions will satisfy Section 20.7(c)(ii):

       52   EX-10.2


                    (A) "You represent that (1) you are purchas-ing the Note for your own account or for one or more separate accounts maintained by you or for the account of one or more affiliated institutional investors on whose behalf you have authority to make this repre-sentation for investment and not with a view to the distribution thereof or with any present intention of distributing or selling any portion or the Note, pro-vided that the disposition of your or their property shall at all times be within your or their control and
          (2) you (and each Person on whose behalf you are acting hereunder) are an institutional "accredited investor" within the meaning of Rule 501(a) under the Securities Act. You understand that the Note has not been regis-tered under the Securities Act and may be resold only if registered pursuant to the provisions thereof or pursuant to an exemption from registration thereunder and in accordance with any other applicable securities laws and the provisions of Section 20.7(c) hereof;

                    (B)  "You represent that one or more of
          the following statements is individually or col-lectively, as the case may be, an accurate repre-sentation as to the source of all the funds to be used by you to pay the purchase price of portion of the Note purchased by you hereunder:

                         (1)  if you are an insurance company,
               all or a part of such funds constitute assets allocated to a general asset account (within the meaning of the Department of Labor ("DOL") regula-tions under ERISA and the DOL Interpretive Bulle-tin 75-2, 29 C.F.R. 2509 75-2 (Nov. 13, 1986)),
               maintained by you, which is not a separate account (within the meaning of ERISA and the regulations thereunder); or

                         (2)  if you are an insurance company, to
               the extent that any part of such funds constitutes assets allocated to any separate account main-tained by you, (x) such separate account is a "pooled separate account" within the meaning of Prohibited Transaction Class Exemption ("PTE") 90-1, in which case you have disclosed to the Issuer in writing the names of each employee benefit plan whose assets in such separate account exceed 10% of the total assets of such account as of the date of such purchase (and for the purposes of this subsection (b), all employee benefit plans main-tained by the same employer or employee organiza-tion are deemed to be a single plan), and every relevant requirement of PTE 90-1 specifically

       53   EX-10.2


               applicable to you which is required to be satis-fied as of the date of such purchase will be sat-isfied in all material respects as of such date of purchase or (y) such separate account contains only the assets of a specific employee benefit plan, complete and accurate information as to the identity of which you have delivered to the Issuer in writing; or

                         (3)  if you are a "qualified profession-
               al asset manager" or "QPAM" (within the meaning of Part V of Prohibited Transaction Class Exemption 84-14 (the "QPAM Exemption")) of such funds which constitute assets of an "investment fund" (within the meaning of Part V of the QPAM exemption) man-aged by you, every relevant requirement of the QPAM Exemption specifically applicable to you which is required to be satisfied as of the date of such purchase will be satisfied in all material respects as of the date of such purchase; or

                         (4)  if you are other than an insurance
               company or a QPAM, all or a portion of such funds consists of funds which do not constitute "plan assets" of any employee benefit plan and the re-maining portion, if any, of such funds consists of funds which may be deemed to constitute "plan as-sets" of one or more specific employee benefit plans, complete and accurate information as to the identity of each of which you have delivered to the Issuer in writing.

          As used in this section 20.7(c)(iii), the term "employ-ee benefit plan" shall mean any employee benefit plan subject to
Section 406 of ERISA and any employee benefit plan or individual retirement account subject to Section 4975 of the Code, the term "separate account" shall have the meaning assigned to it in section 3 of ERISA and the term "plan assets" shall have the meaning assigned to it in section 2510.3-101 of the Department of Labor regulations under ERISA.

               (iv) In the event of an assignment of any portion of the Note in accordance with the above, you shall identify the assignee and the amount of Note assigned) and the as-signee shall execute an appropriately completed counterpart of this Agreement (as then in effect), and the assignee shall be bound to this Agreement as if an original party hereto and shall have, to the extent of such assignment (unless otherwise provided in such assignment), the obliga-tions, rights and benefits of a lender hereunder holding the Note (or portions thereof) assigned to it (in addition to the portion, if any, theretofore held by such assignee). In

       54   EX-10.2


     connection with the assignment by you of all or any portion of your interest in the Note to another Person, upon request of you or such Person, the Company will execute and deliver a Note or Notes in substantially the form of Exhibit A hereto, as appropriate (as such form of Note may have been amended, endorsed, modified, extended, exchanged, or re-newed), dated the day after the last day through which interest shall have been paid on the Note, payable to the order of such Person in an aggregate principal amount equal to the portion of the Note so assigned and otherwise duly completed, and the assigning lender shall make a notation on related Note held by it as to the principal amount of the Note so assigned. In the event of any assignment pursuant to this Section 20.7(c), as used in this Agreement, the term "Note" shall include any Note delivered to such assignee and the term "you" shall include such assignee (except that provisions specifying the principal amount of the Note owned or acquired by such assignee or any other holder shall be deemed to refer to the principal amount of the Note so ac-quired by such holder).

          (d) Notices, written instruments, waivers or consents pursuant to Section 11 (notice of Event of Default); Section 12 (notice of acceleration); Section 16.1 (amendments/waivers) and
20.7 (assignment) are of no force and effect or validity unless evidenced by an instrument in writing signed by the Majority Lenders; provided, however, that any modification or waiver changing the date fixed for payment of principal or interest on the Note, or reducing the amount of payment of principal of, in-terest on, redemption price, Repurchase Price or Conversion Price of the Note, or amending the other provisions of Section 14 in a manner adverse to the holders or amending this Section 20.7(d) or the definition of "Majority Lenders" or releasing the Subordinat-ed Guaranty in full shall not be effective against any holder affected thereby unless contained in an instrument in writing signed by such holders.

20.8.  Lost Note.

          Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of the Note, and (in case of loss, theft or destruction) of indemnity satisfactory to it (any holder's undertaking to be satisfactory indemnity in case of loss, theft or destruction of any Note owned by such holder), and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of such Note, if mutilated, the Company will pay any unpaid prin-cipal and interest then or theretofore due and payable on the Note so lost, stolen, destroyed or mutilated, and will deliver in lieu thereof a new Note in the remaining unpaid principal amount thereof and carrying the same rights to interest (unpaid and to accrue).

       55   EX-10.2


20.9.  Registration, Transfer and Exchange of the Note.

          The Company will keep at its principal office a regis-ter in which it will provide for the registration and registra-tion of transfer of the Note, at its own expense (excluding transfer taxes). If the Note is surrendered at said office or at the place of payment named in the Note for registration of trans-fer or exchange (accompanied in the case of registration of transfer of a registered Note by written instrument of transfer in form satisfactory to the Company duly executed by or on behalf of the holder) the Company, at its expense, will deliver in ex-change one or more new Notes in any denominations (multiples of $1,000) as requested by the holder, for the aggregate unpaid principal amount. Each such new Note shall be payable to such person as such holder may request. Any Note issued in a transfer or exchange shall carry the same rights to interest (unpaid and to accrue) carried by the Note or Notes so transferred or ex-changed so that there will not be any loss or gain of interest on the Note or Notes surrendered.

20.10.  Equitable Relief.

          It is understood and agreed that the Company and its Subsidiaries will be irreparably injured by a breach of Section 19 of this Agreement by you or your respective representatives or affiliates, that money damages would not be a sufficient remedy for any such breach and that the Company and its Subsidiaries shall be entitled to equitable relief, including injunctive re-lief and specific performance, as a remedy for any such breach (which shall not be the exclusive remedy for breach of this agreement). You agree to waive, and to instruct your representa-tives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

20.11.  Expenses.

          The Company shall pay Angelo, Gordon & Co. on demand and upon delivery of invoices or other evidence of such expenses, up to $50,000, promptly after and if the Funding Date occurs, as reimbursement for reasonable legal fees and expenses of it and its counsel, Akin, Gump, Strauss, Hauer & Feld LLP, incurred in negotiating and preparing this Agreement and the Note and making the loan contemplated hereunder. The Company shall also pay the reasonable costs and expenses of one counsel representing you and all other holders of the Note in connection with any amendment of or waiver to the terms of this Agreement; provided, that the Company is delivered invoices and other evidences of such expens-es.

       56   EX-10.2



          If you are in agreement with the foregoing, please sign the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

                                   Very truly yours,

                                   Riddell Sports Inc.


                                        DAVID GROELINGER
                                   By:_________________________
                                        Chief Financial Officer
                                        Executive Vice President


The foregoing is hereby
agreed to as of the
date thereof.

Silver Oak Capital, L.L.C.


      MICHEAL L GORDON
By:_________________________

       57  EX-10.2


                                        SCHEDULE A
                                        ----------






                          DEFINED TERMS

          As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

          "Affiliate" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or in-directly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any corpora-tion of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this defini-tion, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context other-wise clearly requires, any reference to an "Affiliate" is a ref-erence to an Affiliate of the Company.

          "Affiliate Transaction" means any transaction or group of related transactions (including without limitation the pur-chase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another wholly-owned Subsidiary) and other than any payments which are salaries, director's fees, bonuses, stock options issued under the Company's Incentive Stock Option Plans, expense reimbursement or other payments of a similar nature.

          "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

          "Capital Lease" means, at any time, a lease with re-spect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

          "Change of Control" means an event or series of events by which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder is

       58  EX-10.2


or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercis-able immediately or only after the passage of time), directly or indirectly, of more than 30% of the total voting power of all classes of capital stock then outstanding of the Company normally entitled to vote in elections of directors ("Voting Shares"), provided that the Permitted Holders "beneficially own" (as so defined) a lesser percentage of the Voting Shares than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company; (ii) the Company consolidates with or merges into another corporation or conveys, transfers, or transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Shares of the Company are changed into or exchanged for cash, securities or other property, other than any such transaction between the Company and a wholly-owned Subsidiary; or (iii) on the date, the individuals who at the beginning of the two-year period immediately preceding such date constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors, or whose nomination for election by the Company's shareholders, was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office.

          "Closing" is defined in Section 3.

          "Closing Price" means with respect to the shares of the Company's Common Stock on any day, (i) the closing price of the Company's Common Stock as reported by the National Market System of the National Association of Securities Dealers automated quotation system ("NASDAQ") on such day, or, (ii) if there were no sales on such day, the average of the bid and asked prices at the end of such day or, (iii) if there was no bidding on such day, then the last closing price reported on NASDAQ, or (iv) if the Company's Common Stock is not traded on the NASDAQ market, the closing price on the national securities exchange on which the shares of such stock are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the average of the last reported closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Company for that purpose.

       59  EX-10.2


          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promul gated thereunder from time to time.

          "Common Stock" means the Company's Common Stock, par value $0.01 per share.

          "Company" means Riddell Sports Inc., a Delaware corpo-ration.

          "Confidential Information" is defined in Section 19.

          "Conversion Price" initially means $6.00 per share or, in case an adjustment of such price has taken place pursuant to the provisions of Section 14.4 hereof, then at the price as last adjusted.

          "Default" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

          "Effective Date" means October 30, 1996.

          "Environmental Laws" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer togeth-er with the Company under section 414 of the Code.

          "Event of Default" is defined in Section 11.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended.

          "Funding Date" shall mean the date specified by you to the Company on at least 2 days prior notice, following receipt of notification by the Company of the satisfaction of the condi-tions referred to in Section 4.8, which date is no more than ten
(10) days after the date of the Closing.

       60  EX-10.2


          "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

          "Governmental Authority" means

          (a)  the government of

               (i) the United States of America or any State or other political subdivision thereof, or

               (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

          (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or per-taining to, any such government.

          "Guarantors" means Riddell, Inc.; SharCo Corporation, a Florida corporation; All American Sports Corporation, Equilink Licensing Corporation, Ridmark Corporation, RHC Licensing Corpo-ration and Proacq Corp., Delaware corporations; and all future Subsidiaries of the Company and its Subsidiaries pursuant to
Section 9.7 hereof.

          "Guaranty" means, with respect to any Person, any obli-gation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or other-wise, by such Person:

          (a) to purchase such indebtedness or obligation or any property constituting security therefor;

          (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to main-tain any working capital or other balance sheet condition or any income statement condition of any other Person or other-wise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

          (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

          (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

       61  EX-10.2


In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obliga-tions that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

          "Hazardous Material" means any and all pollutants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be re-quired or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, trans-fer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polycholorinated biphenyls).

          "holder" or "Holder" means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 20.9.

          "Incentive Stock Option Plans" shall mean the Company's 1991 Stock Option Plan, as amended from time to time, and each successor or supplemental plan to such plan pursuant to which the Company may from time to time grant stock options (including Incentive Stock Options (as defined in Sections 421 and 422A of the Code)) to its directors, key employees and consultants or other employees as compensation or incentive for providing services to the Company or its Subsidiaries.

          "Indebtedness" with respect to any Person means, at any time, without duplication,

          (a) its liabilities for borrowed money and its redemp-tion obligations in respect of mandatorily redeemable Pre-ferred Stock;

          (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (c) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capital Leases;

          (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person
   (whether or not it has assumed or otherwise become liable for such liabilities);

       62  EX-10.2


          (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial insti-tutions (whether or not representing obligations for borrowed money);

          (f)  Swaps of such Person; and

          (g) any Guaranty of such Person with respect to lia-bilities of a type described in any of clauses (a) through
   (f) hereof.

Indebtedness of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extin-guished under GAAP.

          "Interest Payment Date" means May 1 and November 1, commencing May 1, 1997.

          "Lien" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

          "Litigation Debt" means any and all notes (other than the Note), guarantees, debentures, bonds and other debt securi-ties and other indebtedness created, incurred, assumed or suf-fered to exist, evidenced by a note or other written obligation, to satisfy in full or part any and all awards, judgments, settle-ments or other dispositions, fines or similar amounts (including without limitation, legal fees) arising out of any litigation, arbitration or other judicial or administrative proceeding or threatened proceeding in which the Company or any of its Subsid-iaries or MacMark Corporation, a Delaware corporation, is or is threatened to be made a party (collectively "Actions") or to obtain any appeal bond or injunctive relief bond in connection with any Action.

          "Majority Lenders" means at any time Persons holding more than 50% of the aggregate outstanding principal amount of the Note (excluding Notes held by the Company or any Affiliate).

          "Material" means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Company and its Subsidiaries taken as a whole.

       63  EX-10.2


          "Material Adverse Effect" means a material adverse effect on (a) the business, operations, affairs, financial con-dition, assets, prospects or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Note or
(c) the validity or enforceability of this Agreement, the Regis-tration Rights Agreement or the Note.

          "MLC" means M.L.C. Partners Limited Partnership, a
Delaware limited partnership, and any successor to such entity.

          "MLC Note" means that Second Amended and Restated
Subordinated Secured Term Note dated December 6, 1995 in the original principal amount of $1,187,500 of the Company in favor of MLC.

          "Multiemployer Plan" means any Plan that is a "multi-employer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          "NBD Loan Agreement" means that Amended Credit and Revolving Loan Agreement, entered into as of December 30, 1991 and as further amended, by and among NBD Bank, as lender, and Riddell, Inc. Equilink Licensing Corp. and RHC Licensing Corp. as Borrowers, and certain guarantors named therein.

          "Note" means $7,500,000 aggregate principal amount of the Company's 4.10% Convertible Subordinated Note due November 1,
2004, and including any such notes issued pursuant to Section
14.2 or an assignment permitted under Section 20 hereof.

          "Officer's Certificate" means a certificate of a Senior
Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certifi-cate.

          "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

          "Permitted Holders" means MLC or any Person who is a partner or affiliate of MLC, or any Person who is a member of a "group" with MLC for purposes of Rule 13-d(3) under the Securi-ties Exchange Act of 1934, as amended.

          "Permitted Liens" means (i) Liens for taxes not delin-quent or for taxes being contested in good faith by appropriate proceedings or as to which adequate financial reserves have been established on the books and records of the Company or the appropriate Subsidiary; (ii) Liens (other than any Lien imposed by ERISA) created and maintained in the ordinary course of busi-ness of the Company or any of its Subsidiaries which are not Material in the aggregate, and which could not reasonably be

       64  EX-10.2


expected to have a Material Adverse Effect; (iii) Liens of the Company or any of its Subsidiaries affecting real property which constitute minor survey exceptions or defects or irregularities in title, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of such real property; and (iv) Liens set forth on Schedule 5.15 hereto.

          "Person" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

          "Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contribu-tions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

          "Preferred Stock" means any class of capital stock of a corporation that is preferred over any other class of capital stock of such corporation as to the payment of dividends or the payment of any amount upon liquidation or dissolution of such corporation.

          "Prime Rate" means the rate designated by NBD Bank (or the Company's other principal lender) from time to time as its prime or reference rate in the United States of America, such rate to change as and when such designated rate changes, which rate may not be the lowest rate charged by to any of its custom-ers.

          "Prohibited Transaction" shall mean any transaction involving any Plan which is proscribed by Section 406 of ERISA or
Section 4975 of the Code.

          "property" or "properties" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

          "QPAM Exemption" means Prohibited Transaction Class
Exemption 8414 issued by the United States Department of Labor.

          "Record Date" means 15 days before each Interest
Payment Date.

          "Registration Rights Agreement" means that agreement between the Company and the Holders in the form of Exhibit 4.9 hereto.

       65  EX-10.2


          "Repurchase Date" shall have the meaning specified in
Section 8.5 hereof.

          "Repurchase Event" means a Change of Control unless all of the consideration in the transaction giving rise to such Change of Control to the holders of Common Stock consists of cash and securities that are, or immediately upon issuance will be, listed on a national securities exchange or quoted on the Nasdaq National Market, or a combination of cash and such securities, and the aggregate fair market value of such consideration (which, in the case of such securities, shall be equal to the average of the daily Closing Price of such securities during the ten consec-utive Trading Days commencing with the sixth Trading Day follow-ing consummation of such transaction) is at least 105% of the conversion price of the Note in effect on the date immediately preceding the closing date of such transaction.

          "Repurchase Offer" shall have the meaning specified in
Section 8.6 hereof.

          "Repurchase Price" shall have the meaning specified in
Section 8.5 hereof.

          "Responsible Officer" means any Senior Financial
Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this agreement.

          "Riddell, Inc." means Riddell, Inc., a Delaware corpo-ration and wholly-owned Subsidiary of the Company.

          "Securities Act" means the Securities Act of 1933, as amended from time to time.

          "Senior Financial Officer" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

          "Senior Indebtedness" means the principal of and pre-mium, if any, interest, charges and fees on the following, whether outstanding at the date hereof or hereafter created, incurred, assumed or suffered to exist:

          (a) Indebtedness, whether secured or unsecured, or par-tially secured and partially unsecured, evidenced by obliga-tions under the NBD Loan Agreement, and any extension, re-funding, supplement, restructuring, replacement (including without limitation any full or partial replacement or sup-plement involving another lender and an increase to the aggregate principal amount), refinancing, renewal, amendment (including without limitation an amendment increasing the aggregate principal amount) or other modification of any kind thereto (collectively, "Renewals");

       66   EX-10.2


          (b) Indebtedness that would appear on the consolidated balance sheet of the Company (prepared in accordance with GAAP) as short or long term Indebtedness or that would appear in the notes to such balance sheet as a Guaranty of short or long term Indebtedness of any Subsidiary that has been in-curred in consideration of cash advanced after the date hereof to the Company or any wholly-owned Subsidiary;

          (c) any and all other Indebtedness, notes (other than the Note), guarantees, debentures, bonds and other debt securities and other indebtedness, and any and all obliga-tions to advance funds to, or purchase assets, property or services from, any other Person (but excluding trade debt and accounts payable arising in the ordinary course of business) evidenced by a note or other written obligation, in each case whether secured or unsecured, or partially secured and par-tially unsecured, created, incurred, assumed, or suffered to exist, in connection with the purchase or lease of any assets (including without limitation securities) of any other Person by the Company or any of its Subsidiaries; and

          (d) any and all Litigation Debt, provided, however, that so long as (i) at least $3,750,000 aggregate principal amount of the Note is outstanding, and (ii) Angelo, Gordon & Co. owns or controls at least 50% of the outstanding princi-pal amount of the Note either directly or through its owner-ship of the membership interests or similar capital or equity interests in Silver Oak Capital, L.L.C. or otherwise, then the aggregate principal amount of any Litigation Debt at any one time outstanding which may be Senior Indebtedness shall not exceed $2,000,000.

          The term "Senior Indebtedness" shall also mean and in-clude, insofar as it relates to indebtedness for borrowed money from institutions which in the ordinary course of their business loan money, the costs and expenses, if any, reasonably incurred by holders of Senior Indebtedness in negotiating and consummating such indebtedness, amendments, modification, replacement, supple-ment, renewals, extensions, restructurings, refinancings or refundings of Senior Indebtedness or the enforcement or collec-tion of Senior Indebtedness, including legal fees (including without limitation the reasonable estimate of the allocable cost of in-house legal counsel), to the extent the Company or any of its Subsidiaries is obligated therefor. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness shall not mean indebtedness of the Company to any Subsidiary for money bor-rowed or advances from such Subsidiary other than a guarantee or assumption of the indebtedness of any Subsidiary which would otherwise constitute Senior Indebtedness. The term "Senior Indebtedness" shall not include (i) any Indebtedness outstanding as of the date hereof other than that under the NBD Loan Agree-ment; (ii) Indebtedness that is expressly junior or subordinate

       67   EX-10.2


to any other Indebtedness; (iii) any liability for federal, state or local taxes payable; or (iv) trade payables.

          "Subordinated Guaranty" means that Subordinated Guaran-ty from the Guarantors in favor of the Holders in the form of
Exhibit 4.10 hereto.

          "Subsidiary" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingen-cies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiar-ies or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a "Subsidiary" is a reference to a Subsidiary of the Company.

          "Swaps" means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminat-ed at the end of such fiscal quarter, and in making such determi-nation, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.

          "Trading Day" means any day other than any day on which securities are not traded on the applicable securities exchange or in the applicable securities market.